As filed with the Commission on May 20, 2008

Registration No. 333-147592

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

FORM S-1

POST-EFFECTIVE AMENDMENT NO. 1
TO
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________________________

CHINA INFORMATION SECURITY TECHNOLOGY, INC.
(Name of small business issuer in its charter)

Nevada	7373	98-0575209
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

21st Floor, Everbright Bank Building,
Zhuzilin, Futian District, Shenzhen, Guangdong, 518040
People's Republic of China
(+86) 755 -8370-8333
(Address and telephone number of principal executive offices)
____________________________

Louis A. Bevilacqua, Esq.
Thomas M. Shoesmith, Esq.
Joseph R. Tiano, Jr., Esq.
Thelen Reid Brown Raysman & Steiner LLP
701 8th Street, N.W.
Washington, D.C. 20001
(202) 508-4000
(Names, addresses and telephone numbers of agents for service)
____________________________

Approximate date of commencement of proposed sale to public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act. ☐

Large accelerated filer ☐         Accelerated filer ☐        Non-accelerated filer ☐        Smaller reporting company ☒

DEREGISTRATION OF UNSOLD SECURITIES

____________________________

On February 6, 2008, China Information Security Technology, Inc. (the "Company") filed a Registration Statement on Form S-1 (File No. 333-147592) (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), which was declared effective on February 8, 2008. The Registration Statement registered the resale from time to time, of 5,400,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share. The Shares were registered to permit resales of such Shares by the selling stockholders, as named in the Registration Statement, who acquired the Shares in connection with the Company's October 2007 private placement.

In accordance with the undertaking of the Company contained in the Registration Statement pursuant to Item 512 of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister the Shares that were previously registered under the Registration Statement, but remain unsold as of the date hereof. As of the date of this filing, 4,761,750 Shares remain unsold under the Registration Statement. The Company is seeking to deregister these Shares because its obligation to keep the Registration Statement effective pursuant to the terms of its registration rights agreement with the selling stockholders has terminated. The selling stockholders are now eligible to sell the Shares pursuant to Rule 144 of the Securities Act of 1933, as amended, without regard to volume limitations. The Registration Statement is hereby amended to reflect the deregistration of these 4,761,750 Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, People's Republic of China, on the 20th day of May, 2008.

CHINA INFORMATION SECURITY TECHNOLOGY, INC.

By: /s/ Jiang Huai Lin
Jiang Huai Lin
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jiang Huai Lin, his attorney-in-fact, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and abbreviated registration statements), and any and all registration statements filed pursuant to Rule 462 or Rule 429 under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of common stock of China Information Security Technology, Inc., and to file or cause to be filed the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities indicated on May 20, 2008.

Signature	Title

/s/ Jiang Huai Lin	Chief Executive Officer and Chairman
Jiang Huai Lin	(Principal Executive Officer)

/s/ Zhaoyang Chen	Chief Financial Officer (Principal Accounting
Zhaoyang Chen	Officer and Principal Financial Officer)

/s/ Zhi Xiong Huang	Director
Zhi Xiong Huang

/s/ Qiang Lin	Director
Qiang Lin

/s/ Yun Sen Huang	Director
Yun Sen Huang

/s/ Sean Shao	Director
Sean Shao